                                                                                                                Exhibit 15

November 7, 2003

To the Shareholders and Board of Directors of
Schering-Plough Corporation:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Schering-Plough Corporation and subsidiaries for the periods ended September 30, 2003 and 2002, as indicated in our report dated November 7, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statements No. 2-83963, No. 33-19013, No. 33-50606, No. 333-30331, No. 333-87077, No. 333-91440, No. 333-104714, No. 333-105567 and No. 333-105568 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 2-84723 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 333-105567 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 2-80012 on Form S-3, Post Effective Amendment No. 1 to Registration Statement No. 2-77740 on Form S-3, Post Effective Amendment No. 1 to Registration Statement No. 333-102970 on Form S-3 and Registration Statements No. 333-12909, No. 333-853, No. 333-30355 and No. 333-102970 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Deloitte & Touche LLP

Parsippany, New Jersey